Exhibit 10.14
Skypath Networks, Inc.
SB-2 Amendment 1

                                SKYPATH NETWORKS
                  Next Generation Wireless Broadband Solutions


December 16, 2003




Mr. Arthur Claudio
26 The Fairway
Upper Montclair, NJ 07043



Dear Art,

As discussed, this letter will serve as a formal offer for you to assume the roll as an Officer of Skypath Networks, Inc in the position of President beginning January 1, 2004.

TERM OF EMPLOYMENT:

The employment of Employee pursuant to the terms of this Agreement shall commence as of January 2, 2004, and shall continue for a period of one (1) year, unless sooner terminated pursuant violations of the provisions in employment agreement.

DUTIES:

BASIC DUTIES: Subject to the direction and control of the Chairman and CEO of Employer, Employee shall serve as the President of Employer and shall fulfill all duties and obligations of such office.

TIME DEVOTED TO EMPLOYMENT: Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

PLACE OF PERFORMANCE OF DUTIES: The services of Employee shall be performed at Employer's place of business and at such other locations as shall be designated from time to time by Employer.

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COMPENSATION AND METHOD OF PAYMENT:

For each year of this Agreement, measured from the effective date hereof, base compensation of One hundred fifty thousand dollars ($150,000), to be accrued from start date and paid once the public offering has been complete, increased annually by ten percent (10%) per year, plus such additional increases as may be approved from time to time by the Board of Directors of Employer. All such increases shall be effective as of the beginning of such calendar year in which the increase becomes effective pursuant to the terms hereof or is approved by the Board of Directors, as the case may be. Such adjustments may be based on the performance of Employer, the value of Employee to Employer or any other factors considered relevant by Employer. The Employee will also qualify for medical benefits or be reimbursed for an existing plan. The Employee will also be granted 100,000 shares of Skypath 144 restricted common stock at the acceptance of this agreement.



For each year:

An income performance based bonus ("Income Performance Bonus"), payable quarterly, which will consist of 10% of pre-taxed profits and other measure set fourth in the 2004 management incentive plan 5% to be split between the employee and CEO with the remaining 5% to be issued at the discretion to the employee and CEO to the management team.

Reimbursement of such discretionary expenses as is reasonable and necessary, in the judgment of the Board of Directors, for Employee's performance of his responsibilities under this Agreement.

If this offer is acceptable please affix your signature below.


Thank you,


David R. Paolo
Chairman / CEO
Skypath Networks, Inc.



Accepted:

/s/ Arthur Claudio


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